Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Broadcom Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-225648) and registration statements (Nos. 333-221654-01, 333-215291-01, 333-209331-01, and 333-228175) on Form S-8 of Broadcom, Inc. of our report dated May 9, 2018, with respect to the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended March 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of March 31, 2018, which report appears in the March 31, 2018 annual report on Form 10-K of CA, Inc.

/s/ KPMG LLP

New York, New York
January 14, 2019